Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY COMPANY ANNOUNCES PRICING FOR

TENDER OFFER FOR ITS 6.95% SENIOR NOTES DUE 2007

Richmond, Virginia, December 16, 2005 - Massey Energy Company (NYSE:MEE) (the “Company” or “Massey”) announced that it has determined the price for its previously announced tender offer and consent solicitation for any and all of its $220,095,000 aggregate principal amount of 6.95% Senior Notes due 2007 (the “Notes”).

The total consideration for the Notes validly tendered and not revoked by 5 p.m., New York City time, on December 6, 2005 (the “Consent Date”), and accepted for payment is $1,028.79 per $1,000 principal amount of the Notes. The total consideration includes a consent payment of $15 per $1,000 principal amount of Notes. Notes accepted for payment that are validly tendered subsequent to the Consent Date but prior to Midnight, New York City time, on December 20, 2005 (the “Expiration Date”) will receive the tender offer consideration of $1,013.79 per $1,000 principal amount of the Notes, which is equal to the total consideration minus the consent payment of $15 per $1,000. In addition to the total consideration or tender offer consideration payable in respect of the Notes purchased in the tender offer and consent solicitation, the Company will pay accrued and unpaid interest to, but not including, the payment date.

The total consideration was determined as of 2:00 p.m., New York City time, on December 16, 2005, by reference to the bid side yield on the 3.375% U.S. Treasury Note due February 28, 2007 (4.391%, as reported by Bloomberg Government Pricing Monitor on “Page BBT4”) plus a fixed spread of 5 basis points. The payment date for Notes validly tendered and accepted for payment prior to the Expiration Date is expected to be Wednesday, December 21, 2005.

The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, each dated November 22, 2005 (the “Offer to Purchase”). The tender offer is scheduled to expire on the Expiration

Date, unless extended or earlier terminated. Except as set forth above, all other provisions of the tender offer and consent solicitation with respect to the Notes are as set forth in the Offer to Purchase.

The tender offer is conditioned upon, among other things, the receipt of gross proceeds of $725.0 million from a private offering by Massey of new senior notes and customary closing conditions. If any of the conditions are not satisfied, Massey is not obligated to accept for payment, purchase or pay for, or may delay the acceptance for payment of, any tendered Notes, and may terminate the tender offer. The exact terms and conditions of the tender offer and consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase and Consent Solicitation Statement.

Massey has engaged UBS Securities LLC as dealer manager for the tender offer and solicitation agents for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to UBS at (888) 722-9555 ext. 4210 (toll-free) or (203) 719-4210 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 924-2200 (toll-free) or (212) 430-3774 (collect), the information agent for the tender offer and consent solicitation.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any of the Notes. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation dated November 22, 2005.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking and reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future production capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, http://www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at http://www.masseyenergyco.com, Investor Relations.

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